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

               LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

                    EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                         Nine Months                Three Months
                                       Ended September 30          Ended September 30
                                       1996         1995           1996         1995

PRIMARY

Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) -------------- 104,587,473  103,986,236    104,635,177   104,264,528
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) ---     852,924      696,562        627,055       656,614
       Total shares
         outstanding ------------ 105,440,397  104,682,798    105,262,232   104,921,142
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FULLY DILUTED

Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) -------------- 104,587,473  103,986,236    104,635,177   104,264,528
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) ---------     852,924      862,617        627,055       836,759
       Total shares
         outstanding ------------ 105,440,397  104,848,853    105,262,177   105,101,287
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DOLLAR INFORMATION (000's omitted)

       Net Income ---------------     370,777     $407,050       $119,310       $154,325
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

PER SHARE INFORMATION

Primary:

       Net Income ---------------       $3.52        $3.89          $1.13       $1.47

Fully Diluted:

       Net Income ---------------       $3.52        $3.89          $1.13       $1.47

<F1>
   Notes:  1. Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the series A, E and F preferred stock.
<F2>
           2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it is immaterial.

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